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                                                                   EXHIBIT 10.10

                          OPTIMARK TECHNOLOGIES, INC.

                              EMPLOYMENT AGREEMENT

         This Agreement is entered into by and between OptiMark Technologies, Inc., a Delaware corporation (the "Company") and Phillip J. Riese (the "Employee").

         WHEREAS, the Company desires to employ the Employee on a full-time basis in the capacity of Chief Executive Officer of the Company, and the Employee desires to accept such employment; and

         WHEREAS the parties desire and agree to enter into an employment relationship by means of this Agreement;

         NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by the parties as follows:

         1. POSITION AND DUTIES. The Employee shall be employed as Chief Executive Officer of the Company, reporting solely to the Company's Board of Directors (the "Board") and assuming and discharging such duties and responsibilities as are commensurate with the Employee's position. In performing his basic duties, the Employee shall work at the Company's business offices located in New York, New York, although the Employee acknowledges that frequent travel may be necessary in carrying out his duties hereunder. The Employee shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort (except for permitted vacation periods and periods of illness and other incapacity) to the performance of his duties hereunder. The Employee shall commence employment with the Company effective November 1, 1998 (the "Effective Date"), and for so long as the Employee remains Chief Executive Officer of the Company, the Board will nominate the Employee to the Board, and, if elected, the Employee shall serve in such capacity without additional consideration.

         2. TERM OF EMPLOYMENT. This Agreement shall become effective upon the Effective Date. The Employee's employment with the Company shall continue until terminated by either party at any time, with or without notice, and for any or no reason. The parties agree and acknowledge that this Agreement is an "at will" agreement and that no implied covenant or standard of practice will cause this Agreement to have any minimum period of employment.

         3. TERM OF AGREEMENT. The terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) the fifth anniversary of the Effective Date. Notwithstanding the foregoing, this Agreement may be extended for an additional period or periods by mutual written agreement of the Company and the Employee. A termination of the terms of this Agreement pursuant to this
Section 3 shall be effective for all purposes, except that such termination shall not affect any ongoing obligations of the parties hereunder.

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         4.      COMPENSATION.

                 (a) BASE SALARY. For all services to be rendered by the Employee to the Company while this Agreement is in effect, the Employee shall receive a minimum annual base salary equal to $425,000 (the "Base Salary"), payable in accordance with the Company's normal payroll practices. The Base Salary shall be reevaluated yearly and may be increased by the Board, in light of the Employee's performance of his duties, provided that in any event, the Base Salary shall at least be increased each January 1, starting January 1, 2000, by a percentage equal to the percentage increase in the Consumer Price Index - All Urban Consumers for the New York - Northern New Jersey - Long Island, NY-NJ-CT-PA area (or any successor Consumer Price Index) for the preceding year, based on the most recent data published by the Bureau of Labor Statistics Data of the United States Department of Labor.

                 (b) JOINING BONUS. Within fifteen (15) calendar days after the Effective Date, the Company shall pay the Employee a lump sum cash bonus equal to $1,000,000.

                 (c) PERFORMANCE BONUS. Beginning with the Company's 1999 fiscal year, the Employee shall be entitled to a one-time bonus (the "Performance Bonus") of $1,000,000 in the event the Company achieves pre-tax net income in a fiscal year of at least $10,000,000, provided the Employee is employed with the Company on the last day of such fiscal year. For this purpose only, the Company's pre-tax net income shall be determined before giving effect to any accounting expense attributable to (i) the Employee's purchase of shares of Company stock pursuant to Section 5(b) below and (ii) the payment to Employee of any bonus, including any Performance Bonus or Retention Bonus. In the event the Employee becomes entitled to the Performance Bonus hereunder, it shall be paid to the Employee within 90 days after the end of the applicable fiscal year. Notwithstanding the foregoing, in the event that on or before the end of the fiscal year in which such Performance Bonus is earned (i) the Company terminates the Employee's employment other than for "Cause" or the Employee terminates his employment for "Good Reason" (as those terms are defined in Section 10 below), or (ii) the Employee's employment terminates by reason of the Employee's death or "Disability" (as defined in Section 10), the Company shall become obligated to pay a prorated Performance Bonus equal to $1,000,000 multiplied by a fraction, the numerator of which is the actual pre-tax net income achieved in such fiscal year prior to such termination (calculated through the end of the calendar month in which such termination occurs in accordance with the second sentence of this Section 4(c)) and the denominator of which is $10,000,000, provided that such fraction shall not exceed one, within fifteen (15) days of such termination. Thereafter, the Employee shall become eligible to participate in the Company's executive bonus plan as then in effect.

                 (d) RETENTION BONUS. Provided the Employee remains an employee of the Company through the first anniversary of the Effective Date, the Company shall pay to the Executive a bonus (the "Retention Bonus") of $1,000,000 within fifteen (15) days of such anniversary. Notwithstanding the foregoing, in the event that on or before such first anniversary (i) the Company terminates





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the Employee's employment other than for "Cause" or the Employee terminates his employment for "Good Reason" (as those terms are defined in Section 10 below), or (ii) the Employee's employment terminates by reason of Employee's death or "Disability" (as defined in Section 10), the Company shall become obligated to pay the Retention Bonus within fifteen (15) days of such termination.

         5.      OPTIONS; STOCK PURCHASES.

                 (a) OPTIONS. As of the Effective Date, the Company shall grant two (2) options to the Employee covering a total of one million, two hundred thousand (1,200,000) shares of the Company's Common Stock (the "Options") pursuant to the Company's Incentive Stock Option Plan, as amended and restated as of September 21, 1998 and standard form of stock option agreement as modified to reflect the terms of this Agreement (the "Plan"). The exercise price of the Options shall be $10.00 per share, i.e., the current fair market value of a share. Except as otherwise provided herein, the other terms and conditions of the Options shall be as provided under the Plan. The First Option (the "First Option") shall cover 1,000,000 shares and the Second Option (the "Second Option") shall cover 200,000 shares. Subject to the Employee's continued employment with the Company, twenty percent (20%) of the First Option shall vest and become exercisable on the first anniversary of the Effective Date, and an additional twenty percent (20%) of the First Option shall vest and become exercisable at the end of each subsequent annual anniversary of the Effective Date. The Second Option shall be fully vested and exercisable as of the Effective Date. Notwithstanding the foregoing, in certain circumstances following a "Change of Control" of the Company (as defined in Section 10 below) in the event (i) the Company terminates the Employee's employment with the Company other than for "Cause" or (ii) the Employee terminates for "Good Reason" (as those terms are defined in Section 10 below), all or a portion of the then unvested portion of the First Option shall become vested and exercisable as provided in Sections 8 or 9 below.

                 (b) RESTRICTED STOCK. For a period of thirty (30) days after the Effective Date, the Employee may purchase from the Company up to 100,000 shares of the Company's Common Stock at a price of $10.00 per share (the "Restricted Stock"). The Employee may purchase the Restricted Stock with a full recourse promissory note (the "Note"). The Note shall accrue interest semiannually at the "applicable federal rate" (within the meeting of Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code")), and shall be subject to repayment in accordance with Section 5(e) below. Subject to the Employee's continued employment with the Company, the Restricted Stock shall vest on the first anniversary of the Effective Date; provided, however, the Restricted Stock shall vest in full prior to such date in the event (i) the Company terminates the Employee's employment with the Company for any reason other than "Cause" or the Employee terminates his employment for "Good Reason" (as those terms are defined in Section 10 below), or (ii) the Employee's employment terminates by reason of his death or "Disability" (as defined in Section 10 below).

                 (c) STOCK PURCHASE. Within sixty (60) days of the Effective Date, the Employee may purchase from the Company up to 250,000 shares of the Company's Common Stock at a purchase price of $10.00 per share.

                 (d) STOCK OWNERSHIP RIGHTS AND RESTRICTIONS. With respect to shares of the Company's Common Stock that the Employee acquires or may acquire pursuant to Sections 5(a), (b) and





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(c) above, the Employee shall be made a party to the Amended and Restated
Stockholders Agreement dated April 23, 1998, as amended, among the Company and the signatories to such Agreement (the "Stockholders Agreement") and will be deemed a Stockholder, Major Stockholder and Rightholder thereunder, provided that the Employee agrees to be bound by the terms and conditions of such Stockholders Agreement.

                 (e) REPAYMENT OF NOTE. The Employee's Note (as described in Section 5(b)) shall be due and payable in full, together with any accrued but unpaid interest, on the earlier of (i) the first anniversary of the Effective Date, or (ii) fifteen (15) days after termination of the Employee's employment with the Company for any reason.

         6. OTHER BENEFITS. The Employee shall be entitled to participate in the employee benefit plans and programs that the Company makes available to its senior executives, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its senior executive employees at any time. The Employee will be eligible for vacation and sick leave in accordance with the policies in effect for senior executives during the term of this Agreement and will receive such other benefits and perquisites as the Company generally provides to its senior executives.

         7. EXPENSES. The Company shall pay the Employee a corporate allowance of $35,000 per fiscal year to be paid to the Employee in a lump sum at the beginning of such fiscal year (beginning with the 1999 fiscal year) and used at the Employee's reasonable discretion to cover his Company-related business expenses. In addition, the Company shall reimburse the Employee for reasonable travel, entertainment or other expenses incurred by the Employee in the furtherance of or in connection with the performance of the Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

         8.      TERMINATION.

                 (a) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Company terminates the Employee's employment other than for "Cause" or if Employee terminates his employment for "Good Reason" (as those terms are defined in Section 10 below), then, subject to the Employee's obligations pursuant to Section 11 below and in addition to any other amounts to which the Employee is entitled hereunder: (i) the Company shall continue to pay the Employee his Base Salary in effect on the date of such termination for two (2) years after termination, (ii) the Company shall pay the Employee the "Bonus Amount" (as defined herein) in a lump sum within fifteen (15) days after termination, (iii) the Company shall continue to provide the Employee with the same medical, life and disability benefits as provided to the Employee immediately prior to such termination or the after-tax cash equivalent, provided that such amount is sufficient for the Employee to purchase his own policy, for so long as the Employee is entitled to continuation of Base Salary as provided herein, provided that such coverage shall become secondary if the Employee receives coverage from a subsequent employer; and (iv) 60% of the First Option shall vest upon termination prior to the third anniversary of the Effective Date, 80% shall vest upon termination on or after the third but prior to the fourth anniversary of the Effective Date, and





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100% shall vest upon termination on or after the fourth but prior to the fifth anniversary of the Effective Date. For purposes of the preceding (iv), the applicable vesting percentage shall include any portion of the First Option vested prior to such termination. In addition, if such termination occurs on or after the first day of the tenth month of the Company's fiscal year, the Employee shall be entitled to a lump sum payment within fifteen (15) days of termination in an amount equal to a prorata portion of the Employee's target bonus for such fiscal year, based on the number of days in such fiscal year up to and including the termination date divided by 365, and excluding for this purpose the Performance Bonus and the Retention Bonus. For purposes of the foregoing, the "Bonus Amount" shall mean an amount equal to the greater of (i) the bonus paid or payable to the Employee with respect to the Company's fiscal year immediately preceding the fiscal year in which such termination occurs, or
(ii) a prorata portion of the Employee's target bonus for the fiscal year in which such termination occurs, based on the number of calendar days in such fiscal year up to and including the termination date divided by 365, and excluding for this purpose the Performance Bonus and the Retention Bonus.

                 (b) DEATH OR DISABILITY. In the event of Employee's death during the term of this Agreement, the Company shall pay to the Employee's estate all salary, bonuses and unpaid vacation accrued as of the date of Employee's death and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death and in accordance with applicable law. In the event that, during the term of this Agreement, Employee is unable to perform his job due to Disability (as defined in Section 10 below), the Company may, at its option, terminate Employee's employment with the Company and such termination shall entitle the Employee to all salary, bonuses and unpaid vacation accrued as of the date of such termination and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of such termination and in accordance with applicable law.

                 (c) VOLUNTARY TERMINATION; TERMINATION FOR CAUSE. In the event the Employee's employment with the Company terminates either (i) voluntarily by the Employee without "Good Reason" (as defined in Section 10 below), or (ii) involuntarily by the Company for "Cause" (as defined in Section 10 below), then the Company shall have no further obligations hereunder except to pay to the Employee all amounts of unpaid Base Salary and any unpaid bonus from the prior year, reimburse all reasonable business-related expenses and pay and provide all other benefits required by law or by the terms of the applicable plan or benefit program.

         9.      CHANGE OF CONTROL.

                 (a) OPTION VESTING. Upon a "Change of Control" (as defined in Section 10), 100% of the First Option shall vest if such Change of Control occurs prior to the first anniversary of the Effective Date, 75% shall vest if such Change of Control occurs on or after the first but prior to the second anniversary of the Effective Date, 60% shall vest if such Change of Control occurs on or after the second but prior to the third anniversary of the Effective Date, 80% shall vest if such Change of Control occurs on or after the third but prior to the fourth anniversary of the Effective Date, and 100% shall vest if such Change of Control occurs on or after the fourth anniversary of the Effective Date. For





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purposes of the preceding sentence, the applicable vesting percentage shall include any portion of the First Option that is vested prior to such Change of Control. If, during the one-year period following a "Change of Control" of the Company (as defined in Section 10 below), (i) the Employee terminates his employment with the Company for "Good Reason" (as defined in Section 10 below), or (ii) the Company terminates the Employee's employment other than "Cause" (as defined in Section 10 below), then, subject to the Employee's obligations pursuant to Section 11 below and in addition to any other amounts to which the Employee is entitled hereunder, including, but not limited to, payments provided pursuant to Section 8(a), the First Option shall become 100% vested.

                 (b) LIMITATION ON PAYMENTS. In the event that any payment or benefit received or to be received by the Employee in connection with a "Change of Control" (as defined in Section 10) or the termination of the Employee's employment (the "Total Payments") would subject the Employee to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (the "Excise Tax") and the net after-tax amount receivable by the Employee is less than the net after-tax amount that could otherwise be payable to the Employee without the imposition of the Excise Tax, then, subject to Section 9(c) below, to the extent necessary to eliminate the imposition of the Excise Tax, such Total Payments shall be reduced in the following order by the least amount which results in the Employee not being subject to the Excise Tax: Total Payments payable in cash shall first be reduced (if necessary, to zero) and Total Payments in connection with stock options shall next be reduced. For purposes of this limitation no portion of the Total Payments shall be taken into account that, in the opinion of tax counsel selected by the Employee and reasonably acceptable to the Company, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A).

                 (c) CERTAIN BUSINESS COMBINATIONS. In the event it is determined by the Board, upon receipt of a written opinion of the Company's independent public accounts, that the operation of Section 9(b) hereof would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such proposed business transaction as a pooling interests, said Section shall be null and void, but only to the extent necessary to preserve the pooling treatment.

         10.     DEFINITIONS.    For purposes of this Agreement, the following
terms shall have the following meanings:

                 (a) CAUSE. "Cause" shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company after one written warning detailing the concerns and offering the Employee opportunities to cure; (ii) conviction of a felony or a crime involving moral turpitude, in either event, causing material harm to the standing and reputation of the Company; or (iii) intentional and improper disclosure of the Company's confidential or proprietary information which causes material harm to the Company.

                 (b)      CHANGE OF CONTROL.  A "Change of Control" shall mean
(i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or





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substantially as an entirety to any "person" (as such term is used in Sections
13(d) and 14(d) of Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any "person" becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 40% or more of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) of at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a change in the composition of the Board of Directors of the Company occurring within a two (2)-year period, such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

                 (c) DISABILITY. A "Disability" shall mean the Employee's inability to substantially perform his essential job functions as the result of a physical or mental disability or incapacity for a period of 180 days, consecutive or otherwise, in any 360-day period.

                 (d) GOOD REASON. Resignation for "Good Reason" shall mean any of the following without the Employee's written consent: (i) any material diminution or material adverse change in the Employee's position with the Company, duties, responsibilities or the positions that report directly to him, (ii) a reduction by the Company in Employee's Base Salary (in which event payments provided in Sections 8 and 9 shall be made based upon Employee's Base Salary in effect prior to any such reduction), (iii) a material reduction in the aggregate program of employee benefits and perquisites to which Employee is entitled, (iv) relocation by more than 50 miles from Executive's workplace, (v) a material decline in Executive's bonus opportunity or (vi) the failure by the Company to elect, or the removal of, the Employee as a Director, in any event without Cause.

         11.     NON-COMPETITION AND NON-SOLICITATION.

                 (a) For a period beginning on the Effective Date and ending 18 months after the date on which the Employee ceases to be employed by the Company for any reason whatsoever, the Employee, directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company at the time of the Employee's termination, or products or services which the Company has under development or for which are the subject of active planning at the time of the Employee's termination; provided, however, that the Employee, may own as a passive investor, publicly-traded securities of any corporation which competes with the business of the Company so long as such securities do not, in the aggregate, constitute





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more than 5% of any class of outstanding securities of such corporations; (ii)
refrain from hiring or attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company or its resellers or distributors and (iii) refrain from directly or indirectly soliciting competitive business from any of the Company's customers and users, resellers or distributors on behalf of any business which competes the Company.

                 (b) The Employee understands that the restrictions set forth in this Section 11 are intended to protect the Company's interest in its "proprietary information" (as defined in the Confidential Information Agreement) and establish customer relationships in good will, and agrees that such restrictions are reasonable and appropriate for this purpose.

                 (c) The Employee agrees that it would be difficult to measure any damages caused by the Company which might result from any breach by the Employee of the promises set forth in this Section 11, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Employee agrees that if the Employee breaches, or proposes to breach, any portion of this Section 11, the Company shall be entitled, in addition all other remedies that it may have, to injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.



         12. RIGHT TO ADVICE OF COUNSEL. The Employee acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement and of the tax consequences thereof. The Company shall pay the legal fees incurred by the Employee in connection with the negotiation of this Agreement up to $3,000.

         13. CONFIDENTIAL INFORMATION. As a condition of Employee's employment with the Company, the Employee shall execute the Company's standard form of Confidential Information Agreement.

         14.     SUCCESSORS.

                 (a) COMPANY'S SUCCESSORS. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company," shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

                 (b) EMPLOYEE'S SUCCESSORS. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights





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of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         15.     NOTICE CLAUSE.

                 (a) MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

                 (b) EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 15(a).

         16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of New York.

         17. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

         18. INTEGRATION. Except as otherwise expressly provided otherwise herein, this Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

         19. TAXES. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

         20. ARBITRATION. Except for proceedings seeking injunctive relief, including, without limitation, allegations of misappropriation of trade secrets, copyright or patent infringements, or breach of any anti-competition provisions of this Agreement, any controversy or claim arising out of or in relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
Arbitration of this Agreement shall include all claims, regardless of whether the dispute arises during the term of the Agreement, at the time of termination or thereafter. Either party may initiate the arbitration proceedings, for which the provision is herein made, by notifying the opposing party, in writing, of its demand to arbitrate. In any such arbitration there shall be appointed one arbitrator who shall be selected in accordance with the AAA Commercial Arbitration Rules. The place of arbitration shall be New York, New York. The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accounting presented or plead to the





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arbitrator; that the arbitrator shall be the final judge of both law and fact in arbitration of disputes arising out of or relating to this Agreement, including the interpretation of the terms of this Agreement. The parties further agree it shall be the sole and exclusive duty of the arbitrator to determine the arbitrability of issues in dispute and that neither party shall have recourse to the court of such a determination.

         21. COUNTERPARTS. This Agreement may be executed by either of the parties hereto in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year first above written.


                              OPTIMARK TECHNOLOGIES, INC.

                              By:  /s/  William A. Lupien
                              Chairman


                              PHILLIP J. RIESE

                              By:  /s/  Phillip J. Riese





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